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                                                                   Exhibit 10.51



                        Martin E. Janis & Company, Inc.
                                Public Relations
                           919 North Michigan Avenue
                            Chicago, Illinois  60611
                                 (312) 943-1100


                                 June 11, 1996




Mr. Richard McGorrian
Chief Executive Officer
Reddibrake Supply Co.
1376 Walter St.
Ventura, CA 93003

Dear Dick;

I am delighted with the decision of Reddibrake Supply Co. to retain Martin E. Janis & Company, Inc., and wish to assure you that we shall apply our best efforts to carry out a public relations program consistent with our conversations and meeting on this subject.

The following shall outline the mutual areas of responsibility in our program.

-- Martin E. Janis & Company, Inc. shall be retained for a period of one year, beginning July 1, 1996 to June 30, 1997.

-- Martin E. Janis & Company. Inc. shall initiate and implement a lead-generation program, based on the mailing of 100,000 pieces of literature to a selected list of potential shareholders.

-- The agency shall create an appropriate mailing piece, designed to have the maximum impact to be used in the above mailing. This will either be a four page or six page brochure with a coupon response reply. All copy, layout and design shall be approved by Reddibrake Supply Co.

-- The agency shall install a special 800 number in our offices to receive calls initiated from the mailing.
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--   The agency shall take the leads generated by the mailing card-coupon response and the 800 number response, and turn them over to appropriate brokers at designated brokerage firms.

-- The agency shall diligently follow through with each selected broker to make certain that he or she pursues these leads. The brokers' results must be verified by confirmation tickets before additional leads will be given.

-- The agency shall supply appropriate kits and/or graphic materials for the broker to send out to his prospective customers.

-- The above implementation with brokers will be arranged for, and directed and followed through by the staff of Martin E. Janis & Company. Inc.

-- A careful record will be made of the results of stock sales by each broker, and the collective results so that the overall success of the lead-generation program can be measured by actual total stock sales in shares and dollars.

A further activity, carried out concurrent with the lead-generation program, is the introduction of Reddibrake Supply Co. to security analysts of brokerage firms; the money managers and research departments of certain funds and institutions; special situation people or special situation investing groups; and other persons or entities who may have a direct interest in the stock, through a series of group breakfast, luncheon and/or aftermarket meetings -- or one on one meetings, The agency shall continue to maintain communications after these initial meetings with the above described by follow-up contact via written correspondence, personal visits, individual telephone conversations and teleconferencing.

The selected financial centers we shall cover during the one year program are initial meetings in New York; Chicago; Boston; Philadelphia; Atlanta; Denver; San Diego, Los Angeles area (separate meetings in downtown LA: the Beverly Hills-Century City location and Newport Beach); San Francisco and Seattle.

The agency shall also create and carry out a financial public relations and publicity program timed to coincide with the lead-generation effort, and the financial meeting presentations in the various cities. The publicity shall be placed in the following areas -- financial newspapers, magazines and periodicals; news, feature and financial sections of the national news magazines; wire services and feature syndicates; financial news and feature sections of daily newspapers; on financial TV and radio programs; and trade periodicals circulating in Reddibrake Supply Co.'s areas of activity. This publicity will be placed on a national level, as well as localized in the cities described above where we are holding financial meetings. This will follow the pattern described in the agency's conversations and meetings on the subject.





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The public relations and publicity program shall be centered around corporate activity; growth plans; acquisitions; company personnel and executives; corporate history; future goals; sales and earnings; expansion programs; management and management philosophy; and other salient subjects that will enhance the corporate image. Such publicity will result from the agency's distribution of press releases, from press presentations, and from special press interviews.

The agency shall write, develop and create the financial written and graphic materials -- the annual report; the interim reports; and special communiques to the shareholder and to the financial community.

Martin E. Janis & Company, Inc. shall apply its efforts to provide appropriate coverage for Reddibrake Supply Co. on the Internet System.

The cost for the above outlined program shall be two hundred thousand dollars ($200,000.00) in cash and the warrant described below.

Payment shall be made as follows:

On July 1, 1996, Martin E. Janis & Company, Inc. shall receive a partial payment of twenty five thousand dollars ($25,000.00), covering the fee for the period July 1-31, 1996, of $15,000.00, and the last fee of $10,000.00, covering the period June 1-30, 1997.

Thereafter, on the first day of each month for the next five months, on Aug. 1; Sept. 1, Oct. 1; Nov. 1; and Dec. 1; Martin E. Janis & Company, Inc. shall be paid a fee of fifteen thousand dollars ($15,000.00) per month. During the period January 1 through May 1, 1997, Martin E. Janis & Company, Inc. shall be paid ten thousand dollars ($10,000.00) per month on the first day of each month, Jan. 1; Feb. 1; Mar. 1; April 1; and May 1.

When it is deemed appropriate, the mailing and implementation of the lead-generation program shall begin. At the inception of this facet of the program, Martin E. Janis & Company, Inc. shall be paid fifty thousand dollars ($50,000.00).

The timetable for the program shall be:

July 1-Sept. 30, 1996 - Meetings in approximately 5-6 financial centers. Commencement of an aggressive financial publicity program, and the commencement of the work on the lay-out, writing, and general preparation of a mailing piece.

October 1-Dec. 31, 1996 - A continuation of the above, including visits to an additional 5-6 financial centers. The operation of the 800 number shall commence. The mailing and lead generation program shall begin in this three month segment, or if the timing is appropriate, in the previous three month period (July 1-Sept. 30).





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Jan. 1-June 30, 1997 - A continuation of all of the above, along with an aggressive follow-up program to maximize the result of the program.

Martin E. Janis & Company, Inc. shall receive warrants to purchase 150,000 shares of Reddibrake Supply Co. common stock at $3.00 per share. The term of these warrants shall be three years, commencing on July 1, 1996 through June 30, 1999. The warrant agreement will be delivered to this firm at the inception of this contract, on or around July 1, 1996.

If services beyond the scope of this agreement are desired by Reddibrake Supply Co., and if Reddibrake initiates the request for these services (i.e., additional lead-generation mailings, added cities for financial meetings, and re-visits to initial cities, etc.), then these services shall be made available for a mutually agreed upon sum of money.

An account team shall be assigned to work on this program. This team will be comprised of agency senior executives and staff on both the financial facet and the publicity facet of this program. Jim Janis, head of the company's financial services division, shall serve as the Account Director on the financial side -- and Beverly Jedynak, an agency Executive Vice President, shall be in charge of the publicity operations, working with the publicity staff. Martin E. Janis shall be involved with various agency executives and staff and Reddibrake Supply Co. executives, in the overall coordination, direction and implementation of the program.

I believe this letter covers the pertinent points in our working relationship. Will you kindly indicate your approval by signature on the attached copy and return same to me at your earliest convenience.

I look forward to seeing you soon, and to a successful relationship with you and your organization over this next year.

                        Cordially,

                        MARTIN E. JANIS & COMPANY, INC.


                        By: /s/ Martin E. Janis
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                                Martin E. janis, Chairman of the Board

MEJ/mdc
APPROVED:

By: /s/ Richard McGorrian
     Richard McGorrian, Chief Executive Officer
     Reddibrake Supply Co.





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